Exhibit 21.1

Subsidiaries of Gramercy Capital Corp.

GKK Capital LP

GKK Trading Corp.

Gramercy 110 LLC

Gramercy Warehouse Funding I LLC

Gramercy Warehouse Funding II LLC

59 Fifth Hotel Investment LLC